Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the use of our reports dated October 11, 2007, with respect to the balance sheets of Western Gas Partners, LP and Western Gas Holdings, LLC as of August 21, 2007 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Houston, Texas
January 21, 2008